AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              AMERICA ONLINE, INC.,

                           MF ACQUISITION CORPORATION

                                       AND

                                 MOVIEFONE, INC.

                          Dated as of February 1, 1999

                                                                           Page

Article I         THE MERGER                                                2

         1.1      The Merger                                                2

         1.2      Effective Time                                            2

         1.3      Effect of the Merger                                      2

         1.4      Certificate of Incorporation; By-Laws                     2

         1.5      Directors and Officers                                    2

         1.6      Conversion of Company Common Stock; Etc.                  2

         1.7      Cancellation of Treasury Stock and Parent-Owned Stock     4

         1.8      Stock Options                                             4

         1.9      Capital Stock of Merger Sub                               4

         1.10     Adjustments to Exchange Ratio                             4

         1.11     Fractional Shares                                         4

         1.12     Surrender of Certificates.                                4

                  (a)      Exchange Agent                                   4

                  (b)      Parent to Provide Common Stock                   4

                  (c)      Exchange Procedures                              5

                  (d)      Distributions With Respect to Unexchanged Shares 5

                  (e)      Transfers of Ownership                           6

                  (f)      No Liability                                     6

                  (g)      Withholding of Tax                               6

         1.13     Further Ownership Rights in Company Common Stock          6

         1.14     Closing                                                   6

         1.15     Lost, Stolen or Destroyed Certificates                    7

         1.16     Tax Consequences                                          7

Article II        REPRESENTATIONS AND WARRANTIES OF THE                     7
                  COMPANY

         2.1      Organization and Qualification; Subsidiaries              8

         2.2      Certificate of Incorporation and By-Laws                  8

         2.3      Capitalization                                            8

         2.4      Authority Relative to this Agreement                     10

         2.5      No Conflict; Required Filings and Consents               10

         2.6      Material Agreements; Compliance; Permits                 11

         2.7      SEC Filings; Financial Statements                        12

         2.8      Absence of Certain Changes or Events                     13

         2.9      No Undisclosed Liabilities                               13

         2.10     Absence of Litigation                                    14

         2.11     Employee Benefit Plans                                   14

         2.12     Labor Matters                                            16

         2.13     Registration Statement; Proxy Statement/Prospectus       16

         2.14     Restrictions on Business Activities                      17

         2.15     Title to Property                                        17

         2.16     Taxes                                                    17

         2.17     Environmental Matters                                    19

         2.18     Brokers                                                  19

         2.19     Intellectual Property                                    19

         2.20     Insurance                                                22

         2.21     No Restrictions on the Merger                            22

         2.22     Pooling; Tax Matters                                     23

         2.23     Affiliates                                               23

         2.24     Certain Business Practices                               23

         2.25     Interested Party Transactions                            23

         2.26     Interest Rate and Foreign Exchange Contracts             23

         2.27     Opinion of Financial Advisor                             23

Article III       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  24

         3.1      Organization and Qualification, Subsidiaries             24

         3.2      Capitalization                                           24

         3.3      Authorization of Agreement                               24

         3.4      Approvals                                                25

         3.5      No Violation                                             25

         3.6      Reports                                                  25

         3.7      Absence of Certain Changes or Events                     26

         3.8      Registration Statement; Proxy Statement/Prospectus       26

         3.9      Pooling; Tax Matters                                     26

Article IV        CONDUCT OF BUSINESS PENDING THE MERGER                   26

         4.1      Conduct of Business by the Company Pending the Merger    27

         4.2      Solicitation of Other Proposals                          29

         4.3      Insurance                                                31

         4.4      Y2K Compliance                                           31

Article V         ADDITIONAL AGREEMENTS                                    31

         5.1      Proxy Statement/Prospectus; Registration Statement       31

         5.2      Meeting of Company Stockholders                          32

         5.3      Access to Information; Confidentiality                   32

         5.4      Reasonable Efforts                                       33

         5.5      Stock Options                                            34

         5.6      Employee Benefits                                        35

                  (a)      Participation in Employee Benefits of Parent    35

                  (b)      Benefit Plans                                   35

                  (c)      Service Credit                                  35

                  (d)      Compensation Contracts                          35

                  (e)      Falconwood Plan                                 36

                  (f)      Certain Notices                                 36

         5.7      Pooling; Tax-Free Reorganization                         36

         5.8      Notification of Certain Matters                          37

         5.9      Listing on the New York Stock Exchange                   38

         5.10     Public Announcements                                     38

         5.11     Takeover Laws                                            38

         5.12     Accountant's Letters                                     38

         5.13     Stop Transfer                                            38

         5.14     Indemnification of Directors and Officers                39

         5.15     Plan Funding Status                                      39

         5.16     Software Documentation                                   39

         5.17     Subsidiary Investments                                   39

         5.18     Legends, Instructions to Transfer Agent                  39

         5.19     Maintenance of Designation                               39

         5.20     Amendment of Registration Rights Agreement               39

         5.21     Company Release                                          39

         5.22     Waiver of Bonus                                          40

         5.23     All Reasonable Efforts and Further Assurances            40

Article VI        CONDITIONS OF MERGER                                     40

         6.1      Conditions to Obligation of Each Party to Effect the     40
                  Merger
                  (a)      Effectiveness of the Registration Statement     40

                  (b)      Stockholder Approval                            40

                  (c)      New York Stock Exchange Listing                 40

                  (d)      No Injunctions or Restraints; Illegality        40

                  (e)      Regulatory Approvals                            40

         6.2      Additional Conditions to Obligations of Parent and       41
                  Merger Sub
                  (a)      Representations and Warranties                  41

                  (b)      Agreements and Covenants                        41

                  (c)      Consents Obtained                               41

                  (d)      Pooling of Interests                            41

                  (e)      Related Agreements                              41

                  (f)      Falconwood Termination Agreement                42

                  (g)      Tax Opinion                                     42

                  (h)      Jarecki/Falconwood Release                      42

         6.3      Additional Conditions to Obligations of the Company      42

                  (a)      Representations and Warranties                  42

                  (b)      Agreements and Covenants                        42

                  (c)      Consents Obtained                               42

                  (d)      Tax Opinion                                     42

Article VII       RELATED AGREEMENTS                                       43

         7.1      Related Agreements                                       43

                  (a)      Affiliate Agreements                            43

                  (b)      Employee Offer Letters                          43

                  (c)      Release Agreements                              43

                  (d)      Assignment Agreements                           43

                  (e)      Stockholders Agreement                          43

                  (f)      Option Agreement                                43

                  (g)      Falconwood Agreement                            43

                  (h)      Non-Competition Agreements                      43

Article VIII      TERMINATION, AMENDMENT AND WAIVER                        44

         8.2      Effect of Termination                                    45

         8.3      Fees and Expenses                                        45

         8.4      Amendment                                                46

         8.5      Waiver                                                   47

Article IX        GENERAL PROVISIONS                                       47

         9.1      Survival of Representations and Warranties               47

         9.2      Notices                                                  47

         9.3      Disclosure Schedules                                     48

         9.4      Certain Definitions                                      48

         9.5      Interpretation                                           51

         9.6      Severability                                             51

         9.7      Entire Agreement                                         51

         9.8      Assignment                                               51

         9.9      Parties in Interest                                      51

         9.10     Failure or Indulgence Not Waiver; Remedies Cumulative    52

         9.11     Governing Law                                            52

         9.12     Counterparts                                             52


                                GLOSSARY OF TERMS

Acquisition Proposal                                              4.2(a)
Affiliate Agreement                                               7.1(a)
Affiliates                                                        10.4a
Agreement Caption
Assignment Agreement                                              7.1d
Average Parent Trading Price                                      1.6d
Award                                                             2.10b
Balance Sheet                                                     10.4b
beneficial owner                                                  10.4c
Blue Sky Laws                                                     2.5b
Business Day                                                      1.14
Certificate of Merger                                             1.2
Certificates                                                      1.12c
Class A Company Common Stock                                      1.6a
Class B Company Common Stock                                      1.6a
Closing                                                           1.14
Closing Date                                                      1.14
COBRA                                                             5.6c
Code                                                              50
Company Caption
Company Approvals                                                 2.1a
Company Common Stock                                              1.6a
Company Disclosure Schedule Preamble
Company Option                                                    5.5a
Company Preferred Stock                                           2.3(a)
Company SEC Reports                                               2.7a
Company Stipulated Expenses                                       8.3(d).9.3c
Company Stockholders'Meeting                                      2.13
Compensation Contracts                                            5.6(d)
Confidentiality Agreement                                         5.3b
control                                                           10.4c
Court                                                             10.4d
Delaware Law Preamble
Effective Time                                                    1.2
Employee Plans                                                    2.11a
Employment Agreements                                             7.1b
ERISA                                                             2.11a
ERISA Affiliate                                                   2.11(a)
Exchange Act                                                      2.5b
Exchange Agent                                                    1.12a
Exchange Ratio                                                    1.6a
Falconwood Agreement                                              7.1(h)
Falconwood Plan                                                   5.6(d)
Falconwood Termination Agreement                                  5.6(e)
GAAP                                                              2.7b
Governmental Authority                                            10.4e
HSR Act                                                           2.5b
Intellectual Property                                             10.4f
IRS                                                               2.11b
Jarecki/Falconwood Release                                        6.2(h)
Knowledge                                                         9.4(i).10.4g
Law                                                               10.4h
License Agreements                                                2.19b
Lien                                                              51. 9.4(k)
Litigation                                                        10.4i
Material Adverse Effect                                           10.4j
Material Agreements                                               2.6a
Material Subsidiary                                               4.2c
Merger Preamble
Merger Shares                                                     10.4k
Merger Sub Caption
Non-Competition Agreement                                         7.1(i)
OHS                                                               1.14
Option Agreement Preamble
Order                                                             10.4l
Other Matters                                                     2.19(i)
Parent Caption
Parent Approvals                                                  3.1
Parent Benefit Plan                                               5.6(b)
Parent Benefit Plans                                              5.6(b)
Parent Common Stock                                               1.6a
Parent Rights                                                     1.6b
Parent Rights Agreement                                           1.6b
Parent SEC Reports                                                3.6a
Parent Series A-1 Preferred Stock                                 1.6b
Person                                                            10.4m
Plan                                                              1.8a
Pooling                                                           2.22
Proxy Statement                                                   2.13
Registerable Securities                                           2.3(e)
Registration Rights Agreement                                     2.3(e)
Registration Statement                                            5.1b
Related Agreements                                                7.1
Release Agreements                                                7.1c
Representation Letters                                            5.7(c)
Rollover Notice                                                   5.6c
SEC                                                               2.7a
Securities Act                                                    2.5b
Software                                                          2.19e
Stockholders Agreement Preamble
Subsidiaries                                                      10.4n
Subsidiary                                                        10.4n
Superior Proposal                                                 4.2(c)
Surviving Corporation                                             1.1
Tax                                                               2.16
Tax Returns                                                       2.16
Taxes                                                             2.16
Termination Fee                                                   9.3b(iii)
Trade Secrets                                                     9.4(h)
Trademarks                                                        9.4(h)
WARN Act                                                          5.6c. 2.12
Y2K compliance                                                    4.4


                                                              AGREEMENT AND PLAN
                                                     OF  MERGER,   dated  as  of
                                                     February   1,   1999   (the
                                                     "Agreement")  among AMERICA
                                                     ONLINE,  INC.,  a  Delaware
                                                     corporation ("Parent"),  MF
                                                     ACQUISITION CORPORATION,  a
                                                     Delaware  corporation and a
                                                     wholly owned  subsidiary of
                                                     Parent ("Merger Sub"),  and
                                                     MOVIEFONE, INC., a Delaware
                                                     corporation            (the
                                                     "Company").

                  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger (the "Merger") of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent;

                  WHEREAS,  as  a  condition  to  the  willingness  of,  and  an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain stockholders of the Company are entering into an agreement dated as of the date hereof (the "Stockholders Agreement") in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement;

                  WHEREAS,  as  a  condition  to  the  willingness  of,  and  an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement the Company is entering into a Stock Option Agreement dated as of the date hereof (the "Option Agreement") in the form of Exhibit B attached hereto, granting Parent an irrevocable option to purchase 6,186,762 shares of the Class A Company Common Stock, on the terms and subject to the conditions set forth therein;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code; and

                  WHEREAS, for accounting purposes, it is intended that the Merger qualify for "pooling-of-interests" treatment.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   Article I

                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form of Exhibit C (the "Certificate of Merger") with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of Delaware Law (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the "Effective Time").

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; By-Laws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; except that Article First of the Certificate of Incorporation of Merger Sub shall be amended to read as follows: "The name of the Corporation is MovieFone, Inc." The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of all directors of the Company to be effective as of such Effective Time.

1.6 Conversion of Company Common Stock; Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Subject to the provisions of this Article I, each share of Class A common stock, par value $.01 per share, of the Company ("Class A Company Common Stock") and each share of Class B common stock, par value $.01 per share, of the Company ("Class B Company Common Stock", and together with the Class A Company Common Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.7) will be converted into the right to receive that fraction (expressed as a decimal) of a share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (and related fraction of a Parent Right in accordance with Section 1.6(b) hereof), that is equal to the "Exchange Ratio," which shall be determined in the manner provided below. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Shares and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.12, without interest.

(b) Each share of Parent Common Stock to be issued upon conversion of shares of Company Common Stock in accordance with Section 1.6(a) shall include the corresponding percentage of a right (the "Parent Rights") to purchase shares of Series A-1 Junior Participating Preferred Stock, $.01 par value (the "Parent Series A-1 Preferred Stock"), of Parent pursuant to the Rights Agreement dated as of May 12, 1998, as amended (the "Parent Rights Agreement"), between Parent and Bank Boston, N.A., as Rights Agent. Prior to the Distribution Date (as defined in the Parent Rights Agreement), all references in this Agreement to the Merger Shares shall be deemed to include the Parent Rights.

(c) For purposes of this Agreement, the "Exchange Ratio" shall be calculated as follows:

(i) if the Average Parent Trading Price (as defined below) is at least equal to $129.49 but not greater than $175.19, then the Exchange Ratio shall equal the quotient of (A) $29.25 divided by (B) the Average Parent Trading Price, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)); or

(ii) if the Average Parent Trading Price is less than $129.49 or greater than $175.19, then the Exchange Ratio shall equal the quotient of (A) $29.25 divided by (B) (x) $129.49 if the Average Parent Trading Price is less than $129.49 or
(y) $175.19, if the Average Parent Trading Price is greater than $175.19, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)).

(d) As used in this Agreement, the term "Average Parent Trading Price" shall mean the average closing price per share of Parent Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the twenty (20) consecutive trading days ending two (2) trading days preceding the Effective Time.

1.7 Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

1.8      Stock Options.

(a) At the Effective Time, all options to purchase Company Common Stock then outstanding under the MovieFone, Inc. 1994 Stock Option Plan (the "Plan"), by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with Section 5.5.

(b) The Company shall promptly take all actions necessary to ensure that following the Effective Time no holder of any options or rights pursuant to, nor any participant in, the Plan or any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company will have any right thereunder to acquire equity securities of the Company, any such Subsidiary or the Surviving Corporation.

1.9 Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.10 Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

1.11 Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Trading Price.

1.12     Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (which shall be reasonably acceptable to the Company) to act as exchange agent (the "Exchange Agent") in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, through such reasonable procedures as Parent and the Exchange Agent may adopt, certificates representing the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock, together with cash in an amount sufficient to pay any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional Parent Common Stock.

(c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor
(i) a certificate representing the number of whole shares of Parent Common Stock, (ii) payment in cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.11 and (iii) the amount of any dividends or other distributions which such holder has the right to receive pursuant to Section 1.12(d), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.11. Any portion of the shares of Parent Common Stock or cash deposited with the Exchange Agent pursuant to Section 1.12(b) which remains undistributed to the holders of the Certificates representing shares of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Article I shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.12(f), none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated from all purposes of this Agreement as having been paid to the former holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

1.13 Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article I (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.14 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York time) on a date (the "Closing Date") to be mutually agreed upon by the parties hereto, which date shall be not later than the third Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 8.5, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP ("OHS"), 666 Fifth Avenue, New York, New York 10103, unless another place is agreed to in writing by the parties. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York or in the State of Delaware.

1.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.11; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.16 Tax Consequences. For federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take a position on any Tax Return inconsistent with this Section 1.16.

                                   Article II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Merger Sub, except as disclosed in the disclosure schedule dated the date hereof, certified by the Chief Executive Officer of the Company and delivered by the Company to Parent and Merger Sub simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate) (the "Company Disclosure Schedule") as follows:

2.1      Organization and Qualification; Subsidiaries.

(a) Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Company Approvals would not, either individually or in the aggregate, have a Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

(b) A true and complete list of all of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 2.1(b) of the Company Disclosure Schedule. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and By-laws, or equivalent organizational documents, as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Such Certificate of Incorporation, By-laws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect.

2.3      Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Class A Company Common Stock, 10,000,000 shares of Class B Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the date hereof, (i) 5,333,185 shares of Class A Company Common Stock and (ii) 7,080,053 shares of Class B Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person, and (iii) no shares of Company Preferred Stock were issued or outstanding; (iv) 421,900 shares of Company Common Stock were held in the treasury of the Company; (v) no shares of Company Common Stock were held by Subsidiaries of the Company; (vi) 1,400,000 shares of Class A Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Plan; and (vii) 7,080,053 shares of Class A Company Common Stock were duly reserved for future issuance upon conversion of shares of Class B Company Common Stock pursuant to the Certificate of Incorporation of the Company. Except as set forth in the immediately preceding sentence, the Company has no shares of capital stock issued and outstanding or reserved for issuance. The rights and privileges of the Class B Company Common Stock are set forth in the Certificate of Incorporation of the Company, except such rights and privileges, if any, as may be conferred under Delaware Law. As of the date hereof, the Class A Company Common Stock is a designated security of the Nasdaq National Market, and the Company and the Class A Company Common Stock satisfy the criteria required to be satisfied in order to maintain the Class A Company Common Stock as such a designated security and the Company has no Knowledge of any basis for the termination of such designation or the taking of any action by another Person for the purpose of terminating such designation.

(b) Except as described in Section 2.3(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, calls, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries or which any thereof is bound to issue or sell any shares of capital stock of or other equity interests in, or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock or other equity interest, or other arrangement to acquire, at any time or under any circumstance, capital stock of or other equity interest in the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant any lien on any shares of capital stock of, or other equity interests in, the Company or any its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as described in Section 2.3(a) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's direct and indirect Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person or entity and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, restrictions, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever. Except as disclosed in
Section 2.3 of the Company Disclosure Schedule, no holder of Company securities has any contractual right to include any such securities in any registration statement proposed to be filed by Parent under the Securities Act. Each of the Stockholders (as defined in the Stockholders Agreement) is the record owner of the number of shares of Company Common Stock set forth opposite its name on Schedule A of the Stockholders Agreement. The Company has no Knowledge that any of such Stockholders has appointed or granted any proxy with respect to any of the shares of Company Common Stock owned by it, which appointment or grant remains effective.

(c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

(d) As promptly as practicable after the execution and delivery of this Agreement and the Related Agreements, the Company shall deliver instructions to the transfer agent for the Company Common Stock for the purposes of effectuating the restrictions on transfer contemplated by the Related Agreements and ensuring that the legends contemplated thereunder are placed on certificates for Company Common Stock contemplated by the Related Agreements.

(e) Reference is made to the Registration Rights Agreement dated as of May 20, 1994 (the "Registration Rights Agreement"), among the Company and the parties thereto. No shares of capital stock or other securities that would constitute "Registerable Securities" (as defined in the Registration Rights Agreement) have been issued by the Company in a private placement or other transaction exempt from the registration requirements of the Securities Act to any of the other parties to the Registration Rights Agreement (other than the Company) since the date of the Registration Rights Agreement.

(f) The Company's Form S-8 on file with the SEC with respect to the Plan and all Company Options thereunder is currently and through the Effective Time will remain, effective.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Option Agreement, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority (by voting power) of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company's Certificate of Incorporation and By-laws). This Agreement and the Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company.

2.5      No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the Option Agreement do not, and the performance of this Agreement and the Option Agreement will not, conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any of its Subsidiaries or subject to Section 2.5(b), conflict with or violate any Law in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any loss of any material right or benefit under, or increase any obligation of the Company under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except (i) as contemplated by Section 2.6 hereof or (ii) for any such conflicts, breaches, violations, defaults or other occurrences that would not (A) in the aggregate, have a Material Adverse Effect or (B) prevent or materially impair or delay the consummation of the Merger. The Board of Directors of the Company has directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption. The affirmative approval and adoption, by vote or written consent, of the holders of Company Common Stock representing a majority of the votes that may be cast by the holders of all outstanding Company Common Stock (voting as a single class) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger. Prior to the execution and delivery of this Agreement, the Board of Directors of the Company has taken all requisite action to cause this Agreement and the transactions contemplated hereby to be exempt from the provisions of Section 203 of Delaware Law.

(b) The execution and delivery by the Company of this Agreement and the Option Agreement does not, and the performance by the Company of this Agreement and the Option Agreement by the Company shall not, require the Company or any of its Subsidiaries to (i) except as set forth in Section 2.5 of the Company Disclosure Schedule, obtain any consent or waiver of any Person or the consent, approval, authorization, license, waiver, qualification, order or permit of any Court or Governmental Authority required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) observe any waiting period imposed by, or (iii) make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (A) compliance with applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), state securities laws ("Blue Sky Laws") or the pre-Merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing and recordation of appropriate Merger or other documents as required by Delaware Law, (C) the filing of appropriate Merger or other documents as required by the National Association of Securities Dealers, Inc. and the Nasdaq National Market or (D) where the failure to obtain such consents, approvals, authorizations, licenses, waivers, qualifications, orders or permits, or to make such filings or notifications, would not (1) have, in the aggregate, a Material Adverse Effect or (2) prevent or materially impair or delay the consummation of the Merger.

2.6      Material Agreements; Compliance; Permits.

(a) Section 2.6(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all contracts, agreements and instruments to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound which is material to the Company and/or its Subsidiaries and all agreements pursuant to which the Company or any subsidiary has granted exclusive rights or have terms of one year or longer (collectively, the "Material Agreements"). Each such Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary and, to the Knowledge of the Company, of each other party thereto, and is enforceable against the Company or such Subsidiary in accordance with its terms and, to the Knowledge of the Company, enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and there has not occurred any default by the Company, or to the Knowledge of the Company, by any party thereto which remains unremedied as of the date hereof, in each case except as would not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under, or result in a right of termination of, any Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, Section 2.6(b) of the Company Disclosure Schedule sets forth a list, true and correct in all material respects, of the number of theatre screens in respect of the teleticketing agreements listed in Section 2.6(a) of the Company Disclosure Schedule.

(c)  Section  2.6(a)  of the  Company  Disclosure  Schedule  sets  forth a list,
complete  in  all  material  respects,   of  all   teleticketing,   sponsorship,
three-digit code and online agreements as of the date hereof.

(d) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually and in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

(e) The Company and its Subsidiaries are in compliance with the terms of the Company Approvals, except where the failure to so comply would not, individually and in the aggregate, have a Material Adverse Effect.

2.7      SEC Filings; Financial Statements.

(a) Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, the Company has timely filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since December 31, 1995 (collectively, the "Company SEC Reports") required to be filed by it pursuant to the federal securities Laws and the SEC rules and Regulations promulgated thereunder. The Company SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that are neither individually or in the aggregate material.

2.8      Absence of Certain Changes or Events.

(a) Except as set forth in Section 2.8(a) of the Company Disclosure Schedule, since September 30, 1998, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not been any change, event, development or circumstance affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect.

(b) Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, during the period from September 30, 1998 to the date of this Agreement, except as disclosed in Section 2.8(b) of the Company Disclosure Schedule or as may have been disclosed in the Company's SEC Reports, there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, and there has not been any other action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any other action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement and prior to the Effective Time, or any condition, event or occurrence which could reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

2.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, fixed, contingent or otherwise), and to the Knowledge of the Company there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, which, in each case, could reasonably be expected to have a Material Adverse Effect, except liabilities or obligations
(i) reflected in the Company SEC Reports or (ii) incurred in the ordinary course of business consistent with past practice since September 30, 1998 and not required under GAAP to be reflected on a consolidated balance sheet of the Company.

2.10     Absence of Litigation.

(a) Except as described in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, or proceedings or, to the Knowledge of the Company, investigations, pending on the date hereof on behalf of or pending against or, and to the Knowledge of the Company, no claims, actions, suits, proceedings or investigations, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for such claims, actions, suits, proceedings or investigations that would not, if adversely determined, have or be reasonably expected to have, individually and in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate has, or which, insofar as reasonably can be foreseen, in the future would have a Material Adverse Effect or would prevent the Company from consummating the transactions contemplated by this Agreement.

(b) The arbitration award in favor of the Company in the action entitled Promofone, Inc. et. al. v. Pacer/CATS Corporation (the "Award"), providing for monetary damages and certain injunctive relief in favor of the Company, (a true and correct description of which action and the status thereof is set forth in the Company's Form 10-Q for the quarter ended September 30, 1998), is the subject of a valid, binding and enforceable judgment of the Supreme Court of the State of New York confirming the Award, and the Company has taken no action or failed to take any action and, to the Knowledge of the Company, there is no other fact or circumstance, that could reasonably be expected to impair or otherwise prejudice its ability to collect the full amount of the monetary damages or enforce to the full extent thereof the injunctive relief, in each case provided for by the Award.

2.11     Employee Benefit Plans.

(a) Section 2.11(a) of the Company Disclosure Schedule contains a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, or a Subsidiary thereof maintained, contributed to or participated in by the Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of the Company (together, the "Employee Plans"). The Company has delivered or made available to Parent correct and complete copies of (a) the plan documents and summary plan descriptions, (b) the most recent determination letter received from the IRS, (c) the most recent Form 5500 Annual Report, (d) the most recent accounting statement and actuarial valuation, and (e) all related agreements, insurance contracts and other agreements which implement each such Employee Plan.

(b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person; there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its Subsidiaries; all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, Internal Revenue Service or Secretary of the Treasury), and the Company and each of its Subsidiaries and ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Employee Plans; each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which may reasonably be expected to cause the loss of such qualification or exemption; all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; no Employee Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) and neither the Company nor any Subsidiary or ERISA Affiliate has contributed to or had an obligation to contribute to any multiemployer plan during the five year period ending on the date hereof; and no Employee Plan is a "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA.

(c) With respect to each Employee Plan that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) and subject to Title IV of ERISA, other than a multiemployer plan or a "single employer plan" under multiple controlled groups, (i) no notice of intent to terminate any such plan has been filed and no amendment to treat any such plan as terminated has been adopted; (ii) the PBGC has not instituted proceedings to terminate any such plan; (iii) no other event or condition has occurred which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination, or the appointment of a trustee to administer, any such plan; (iv) no accumulated funding deficiency, whether or not waived, exists with respect to any such plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such plan; (v) all required premium payments to the PBGC have been paid when due; (vi) no reportable event (as described in Section 4043 of ERISA) has occurred with respect to any such plan (excluding events for which the 30-day notice has been waived); (vii) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made; and (viii) all costs of any such plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Since the last valuation date of each such plan, there has been no amendment or change to such plan that would materially increase the amount of benefits thereunder and, to the Knowledge of the Company, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed to be reduced or the amount by which benefit liabilities exceed assets as listed to be increased.

(d) Section 2.11(d) of the Company Disclosure Schedule sets forth a list of each current or former employee, officer, director or investor of the Company or any of its Subsidiaries who holds, as of the date of this Agreement, any option, warrant or other right to purchase Company Common Stock or Company Preferred Stock, if any, together with the number of shares of Company Common Stock or Company Preferred Stock, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 2.11(e) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True and complete copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to Parent and are listed on Section 2.11(e) of the Company Disclosure Schedule.

2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect; neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor to the Knowledge of the Company are there any activities or proceedings of any labor union to organize any such employees; and, the Company has no Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries which have had a Material Adverse Effect. The Company does not have nor at the Effective Time will the Company have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act").

2.13 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement will not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Company stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder.

2.14 Restrictions on Business Activities. Except as set forth in Section 2.14 of the Company Disclosure Schedule, there is no Material Agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company.

2.15 Title to Property. Except as described in Section 2.15 of the Company Disclosure Schedule, the Company owns no real property. Section 2.15 of the Company Disclosure Statement sets forth a true and complete list of all real property leased by the Company or any of its Subsidiaries, and the aggregate monthly rental or other fee payable under such lease as of the date hereof. Except as described in Section 2.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in all of their properties and assets necessary to conduct the business as presently conducted, including properties and assets reflected on the September 30, 1998 balance sheet of the Company included in the Company's Form 10-Q for the quarter ended September 30, 1998, free and clear of all liens, charges and encumbrances, except liens for Taxes not yet due and payable or are being contested in good faith by appropriate proceedings (and such amount is adequately provided for in accordance with GAAP) and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and all leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

2.16 Taxes. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including income, franchise, profits, gross receipts, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns. Except as set forth in Section 2.16 of the Company Disclosure Schedule and, for all subsections of this Section 2.16 except for subsections (d), (f) and (h), except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct.

(b) All Taxes payable by or with respect to the Company and each of its Subsidiaries have been timely paid, or are adequately reserved for (rather than reserves for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the respective company's Balance Sheet. Neither the Company nor any of its Subsidiaries has incurred a Tax liability from the date of the latest Balance Sheet other than a Tax liability in the ordinary course of business.

(c) Neither the Company nor any of its Subsidiaries has granted in writing any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of the Company, orally) against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP on the respective company's Balance Sheet.

(d) Neither the Company nor any of its  Subsidiaries  has made an election under
Section 341(f) of the Code.

(e) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code.

(f) All stockholders who beneficially own Class B Company Common Stock with a fair market value greater than the fair market value of 5% of the outstanding Class A Company Common Stock are United States persons (within the meaning of
Section 7701 (a)(30) of the Code).

(g) Other than with respect to its Subsidiaries, the Company is not and has never been a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than any agreement between or among the Company and its Subsidiaries) or has a liability for Taxes with respect to the acquisition of assets, however effected, of PromoFone, Inc. Teleticketing Services, Inc. and Teleticketing Company, L.P.

(h) Section 2.16 of the Company Disclosure Schedule sets forth the tax years and any Tax Returns currently under examination by any Governmental Authority with respect to the Company or any of its Subsidiaries. The U.S. federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns through December 31, 1994 have closed by virtue of the applicable statute of limitations.

(i) The Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

2.17 Environmental Matters. The Company currently is and, to its Knowledge, always has been in material compliance with all Federal, state and local laws, ordinances, regulations and orders relating to the protection of the environment applicable to its properties, facilities or operations.

2.18 Brokers. Except as set forth in Section 2.18 of the Company Disclosure Schedule, no, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and investment bankers set forth in Section 2.18 of the Company Disclosure Schedule pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

2.19     Intellectual Property.

(a) Section 2.19(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all United States and foreign (a) patents and patent
applications;   (b)   Trademark   registrations   (including   Internet   domain
registrations) and applications and material unregistered Trademarks; (c) copyright registrations and applications, and material unregistered copyrights, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

(b) Section 2.19(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all written and material oral license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, Orders, settlements or similar obligations relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (other than off-the-shelf software applications programs having an acquisition price of less than $5,000) (collectively, the "License Agreements"), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby. The License Agreements are valid and binding obligations of Company or its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default by the Company or its Subsidiaries under any such License Agreement.

(c) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements set forth in Section 2.19(c) of the Company Disclosure Schedule.

(d) Except as has not had, nor is not reasonably likely to have, a Material Adverse Effect, and except as set forth in Section 2.19(d) of the Company Disclosure Schedule:

(i) the Company or its Subsidiaries exclusively own, free and clear of all Liens, all owned Intellectual Property, and have a valid, enforceable right to use all of the licensed Intellectual Property;

(ii) the  Company  has  taken  reasonable  steps  to  protect  the  Intellectual
Property;

(iii) the conduct of the Company's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not infringe upon any Intellectual Property rights (other than patents) of or controlled by any third party nor, to the Knowledge of the Company, infringe any patent owned by or controlled by any third party;

(iv) except as set forth on Section 2.19(d)(iv) of the Company Disclosure Schedule, there is no Litigation pending, or to the Company's Knowledge, threatened (A) alleging that the Company's activities or the conduct of its businesses or that of any of its Subsidiaries infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property;

(v) to the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and, except as set forth on Section 2.19(d)(v) of the Company Disclosure Schedule, no such claims have been brought against any third party by the Company or any of its Subsidiaries; and

(vi) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property, nor will they require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

(e) Section 2.19(e)(i) of the Company Disclosure Schedule lists all Software material (either singly or in the aggregate) to the business of the Company (other than off-the-shelf software applications programs having an acquisition price of less than $5,000) which are owned, licensed to or by the Company or any of its Subsidiaries, leased to or by the Company or any of its Subsidiaries, or otherwise used by the Company or any of its Subsidiaries, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be.
Section 2.19(e)(ii) of the Company Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. The Software set forth in Section 2.19(e)(i)-(ii) of the Company Disclosure Schedule which the Company or any of its Subsidiaries purports to own that is or could reasonably be expected to be, either individually or in the aggregate, material to the conduct of the business of the Company, was either developed (i) by employees of Company or any of its Subsidiaries within the scope of their employment; (ii) by independent contractors who have assigned their rights to Company or any of its Subsidiaries pursuant to enforceable written agreements; or (iii) has otherwise been rightfully assigned. Neither Pacer/Cats, Falconwood nor any Subsidiaries or Affiliates thereof have a right or license to use the Software other than as listed in Section 2.19(e)(ii) of the Company Disclosure Schedule. For purposes of this Section 2.19(e), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

(f) All Trademarks material to the conduct of the business of the Company have been in continuous use by the Company or its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(g) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in Trade Secrets of the Company. Without limiting the foregoing, the Company has and enforces a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof (complete and current copies of which have been delivered to the Parent). Except under confidentiality obligations, there has been no material disclosure of any Company or Subsidiary confidential information or Trade Secrets.

(h) All Software owned by the Company or any of its Subsidiaries, and all Software licensed from third parties by the Company or any of its Subsidiaries, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, to the Knowledge of the Company conforms to the specifications thereof, if applicable and, with respect to the Software owned by the Company or any of its Subsidiaries, the applications can be compiled from their associated source code without undue burden, if the failure to be able to do or the existence of which could reasonably be expected to have a Material Adverse Effect. The Company has or at the Effective Time will have all material documentation relating to use, maintenance and operation of the Software used in the conduct of business of the Company.

(i) Except as set forth in Section 2.19(i) of the Company Disclosure Schedule, the disclosure under the heading "Other Matters" contained in the Company's Quarterly Report on Form 10-Q for the period ending September 30, 1998 is accurate and in compliance with applicable Law in all material respects.

(j) For purposes of this Section 2.19, Material Adverse Effect shall include a material adverse effect on the proprietary software and system of the Company known as MARS.

2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, other than any claim which will not have a Material Adverse Effect. All premiums currently due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Except as set forth in Section 2.20 of the Company Disclosure Schedule, to the Knowledge of the Company, such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries and amounts reasonable in light of the assets of the Company and its Subsidiaries. To the Knowledge of the Company as of the date hereof, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

2.21 No Restrictions on the Merger. The Board of Directors of the Company has, prior to the date hereof, approved the execution and delivery by the Company of this Agreement and the Option Agreement and the entry by certain stockholders of the Company into the Stockholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, the Option Agreement and the Stockholders Agreement. Together with the corporate proceedings referred to in Section 2.4, such approval is sufficient to render inapplicable to this Agreement, the Option Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Merger, the provisions of Section 203 of the Delaware Law. No provision of the Certificate of Incorporation, By-laws or other governing instruments of the Company or any of its Subsidiaries (i) restricts or impairs the ability of Parent to vote or otherwise exercise the rights of a stockholder with respect to securities of the Company or the Surviving Corporation that may be acquired or controlled by Parent or (ii) except for the Plan, entitles any Person to acquire securities of the Company or the Surviving Corporation on a basis which will not be available to Parent after the Effective Time, as a result of the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement or the Option Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub.

2.22 Pooling; Tax Matters. To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC (a "Pooling"). To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action, failed to take any action or knows of any fact, agreement, plan or other agreement that is reasonably likely to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

2.23 Affiliates. Section 2.23 of the Company Disclosure Schedule contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all its Subsidiaries but including all directors and executive officers of the Company.

2.24 Certain Business Practices. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

2.25 Interested Party Transactions. Except as disclosed in the Company SEC Reports and Section 2.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any of its Subsidiaries (other than in respect of loans or advances in the ordinary course of business to employees in excess of $5,000 per employee or $100,000 in the aggregate), and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since January 1, 1996.

2.26 Interest Rate and Foreign Exchange Contracts. Neither the Company nor its Subsidiary is currently a party to or currently engaged in, or is party to a current agreement or has agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

2.27 Opinion of Financial Advisor. The Company has been advised by its financial advisor, SalomonSmithBarney, substantially to the effect that, in its opinion, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders of the Company from a financial point of view, a copy of which has been provided to Parent.

                                  Article III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

3.1      Organization and Qualification, Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders
("Parent Approvals") necessary to own, lease and operate its respective properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Parent Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

3.2 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of (i) 1,800,000,000 shares of Parent Common Stock of which, as of November 17, 1998, 459,333,610 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which none are issued or outstanding. All of the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

3.3 Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by the Parent and Merger Sub at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

3.4 Approvals. Except as required under Parent's Senior Secured Revolving Line of Credit facility effective November 25, 1997 with Chase Manhattan Bank N.A. and Dai-Ichi Kangyo as co-agent, the execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to (i) obtain any consent, approval, authorization, license, waiver, qualification, order or permit of, (ii) observe any waiting period imposed by or (iii) require the Company to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (A) for compliance with applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws or the pre-Merger notification requirements of the HSR Act, (B) for the filing and recordation of appropriate Merger or other documents as required by Delaware Law, (C) for the filing of appropriate Merger or other documents as required by the New York Stock Exchange, or (D) where the failure to obtain such consents, approvals, authorizations, licenses, waivers, qualifications, orders or permits, or to make such filings or notifications, would not (1) have, in the aggregate, a Material Adverse Effect or (2) prevent or materially impair or delay the consummation of the Merger.

3.5 No Violation. Parent and Merger Sub are not in, and the execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance of this Agreement by Parent or Merger Sub will not, conflict with or violate the Certificate of Incorporation or By-laws of Parent or Merger Sub, conflict with or violate any Law, in each case applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except, for any such conflicts, breaches, violations, defaults or other occurrences that would not (1) have, in the aggregate, a Material Adverse Effect or (2) prevent or materially impair or delay the ability of the Parent or Merger Sub to perform their respective obligations hereunder.

3.6      Reports.

(a) Parent has timely filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (collectively, the "Parent SEC Reports") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations promulgated thereunder. The Parent SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the rules and Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published rules and Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents the consolidated financial position of the Parent as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount to the Parent.

3.7 Absence of Certain Changes or Events. Since September 30, 1998, there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

3.8 Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

3.9 Pooling; Tax Matters. To the Knowledge of Parent, neither Parent nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from being treated as a Pooling. To the Knowledge of Parent, neither Parent nor any of its Affiliates has taken or agreed to take any action, failed to take any action, or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                                   Article IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing, the Company shall conduct and shall cause the businesses of its Subsidiaries to be conducted, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries, to maintain in effect Material Agreements and to preserve the present relationships of the Company and its Subsidiaries with theatres/exhibitors, movie studios, advertisers, sponsors, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change the Certificate of Incorporation or By-laws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, any of its Subsidiaries or Affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to employee stock options granted prior to the date hereof under the Plan, which options are outstanding on the date hereof), or any assets of the Company or any of its Subsidiaries (except for sales, transfers or other disposition of assets in the ordinary course of business and in a manner consistent with past practice);

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries;

(d) sell, transfer, license, sublicense or otherwise dispose of any Intellectual Property rights, or amend or modify in any material way any existing agreements with respect to any Intellectual Property rights (except in the ordinary course of business in a manner consistent with past practice);

(e) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice and as otherwise permitted under any loan or credit agreement to which the Company is a party; authorize any capital expenditures which are, in the aggregate, in excess of $1,500,000 for the Company and its Subsidiaries taken as a whole; or enter into or amend in any material respect any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(e);

(f) (i) except as set forth in Section 4.1(f) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in accordance with past practices, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus (except for such bonuses expected to be awarded to employees of the Company in respect of 1998 performance as identified in Section 4.1(f) of the Company Disclosure Schedule), profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees unless required by Law; or (ii) pay to any officer or director any special performance bonus payable as a result of any action taken by such officer or director in connection with any Litigation.

(g) change, other than in the ordinary course of business and in a manner consistent with past practice or GAAP (none of which changes shall be unreasonable or unusual), any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by Law;

(h) create, incur, suffer to exist or assume any material Lien on any of their material assets;

(i) other than in the ordinary course of business consistent with past practice or as set forth in Section 4.1(i) of the Company Disclosure Schedule, (A) enter into any Material Agreement, (B) modify, amend or transfer in any material respect or terminate any Material Agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder or (C) enter into or extend any lease with respect to real property with any third party requiring annual payments in excess of $50,000;

(j) make any material tax election not consistent with past practice or settle or compromise any material federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations with respect to a material amount of Taxes;

(k) (i) settle any Litigation for an amount in excess of $100,000 or settle any Litigation disclosed on Section 2.10 of the Company Disclosure Schedule or (ii) waive, assign or release any material rights or claims except in the ordinary course of business consistent with past practice; or

(l) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any contract to do any of the foregoing.

4.2      Solicitation of Other Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or their respective officers, directors, employees, representatives agents or Affiliates, directly or indirectly, to (i) solicit, initiate or knowingly encourage or take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Material Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 20% or more (by voting power) of the outstanding capital stock of the Company or such Material Subsidiary (except for the issuance of shares of Company Common Stock pursuant to employee stock options granted under the Plan and outstanding on the date of this Agreement or the issuance of the Option to Parent) or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 20% or more (by voting power) of the outstanding capital stock of the Company or such Material Subsidiary, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Material Subsidiary outside the ordinary course of business or inconsistent with past practice, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to dilute materially the benefits to Parent or its
Affiliates of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated and shall cause its Affiliates and Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Company may participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement substantially similar to that then in effect between the Company and Parent, to any Person if and only if such Person has submitted an unsolicited written Acquisition Proposal (under circumstances in which the Company has complied with its obligations under Section 4.2(a)) to the Board of Directors of the Company and such Board of Directors (i) believes in good faith based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal and (ii) receives the advice of outside counsel to the Company that is reasonably competent to render such advice, to the effect that taking such action is required to satisfy the fiduciary duties of such Board under applicable Law and (iii) determines in good faith that taking such action is required to satisfy the fiduciary duties of the Board under applicable Law.

(c)  Except  as set  forth  in the  following  sentence,  neither  the  Board of
Directors of the Company nor any committee thereof shall (i) (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) fail to mail the Proxy Statement to the Company's stockholders when the Proxy Statement shall be available for mailing or fail to include therein such approval and recommendation, (4) upon a request by Parent (which request is reasonable under the facts and circumstances) to reaffirm the approval or recommendation of this Agreement or the Merger, fail to do so as promptly as practicable but in no event later than five (5) calendar days after such request is made or (5) resolve or announce its intention to do any of the foregoing; or (ii) resolve to authorize the Company to, and (regardless of whether such authorization is given) the Company shall not, enter into an agreement or contract or an agreement in principle, letter of intent or similar document or understanding with any person (other than Parent, Merger Sub or any of their Affiliates)
relating to an Acquisition Proposal other than the Merger. The immediately preceding sentence notwithstanding, in the event that prior to the Effective Time the Board of Directors of the Company receives a Superior Proposal, the Board of Directors of the Company may take, and the Company may take upon the express authorization of such Board, any action referred to in such sentence (x) if such Board of Directors receives the advice of outside counsel to the Company that is reasonably competent to render such advice to the effect that, and after receipt of and having taken into account such advice, such Board determines in its good faith judgment that, taking such action is required to satisfy the fiduciary duties of such Board under applicable Law; (y) if such Board furnishes Parent two (2) business days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal, identify the person making the same and specify the date and time for the expiration of the two (2) day period required by this provision); and (z) simultaneously with the taking of such action the Company pays to Parent the Termination Fee referred to in Section 8.3. For purposes of this Agreement, (A) "Material Subsidiary" means any Subsidiary of the Company whose consolidated, revenues, net income or assets constitute 10% or more of the revenues, net income or assets of the Company and its Subsidiaries taken as a whole and (B) the term "Superior Proposal" means any bona fide Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of the Company which is on terms which the Board of Directors of the Company determines by a majority vote of its directors in its good faith judgment (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation that the consideration provided in such Acquisition Proposal likely exceeds the value of the consideration provided for in the Merger (or words to such effect), after taking into account all relevant factors, including, any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals) to be more favorable to the Company's stockholders than the Merger (or any revised proposal made by Parent) and for which financing, to the extent required, is then fully committed to the Person making such Acquisition Proposal.

(d) In addition to the obligations of the Company set forth in this Section 4.2, the Company shall immediately advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. The Company shall inform Parent on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 4.2(c). Nothing contained in this Section 4.2(d) shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer by a third party or from making such disclosure as may be required by applicable Law.

4.3 Insurance. During the period beginning on the date of this Agreement and ending at the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

4.4 Y2K Compliance. During the period beginning on the date of this Agreement and ending at the Effective Time, the Company shall use commercially reasonable efforts to take or cause to be taken such actions in respect of "Y2K compliance" as are necessary to prevent a significant disruption in the Company's business or services.

                                   Article V

                              ADDITIONAL AGREEMENTS

5.1      Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement to be mailed to its stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (ii) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

(b) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement and cause the prospectus included therein, including any amendment or supplement thereto, to be mailed to the Company's stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under Blue Sky or other securities laws or New York Stock Exchange rules and regulations in connection with the issuance of Parent Common Stock in the Merger.

(c) The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger except to the extent that the Company shall have withdrawn or modified its approval or recommendation of the Agreement or the Merger as permitted by Section 4.2(c). The Company shall not amend or supplement the Proxy Statement without the consent of Parent and its counsel unless required to do so by applicable Law.

(d) Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder and under applicable Blue Sky or similar securities laws, rules and regulations, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

5.2 Meeting of Company Stockholders. The Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to convene the Company Stockholders' Meeting as soon as practicable following the date upon which the Registration Statement becomes effective. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders' Meeting without the consent of Parent. Except as may be otherwise required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Law as advised by outside legal counsel, the Board of Directors of the Company shall declare that this Agreement is advisable and recommend that the Agreement and the transactions contemplated hereby be approved and adopted by the stockholders of the Company and include in the Registration Statement and Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of the Company shall submit this Agreement to the Company's stockholders whether or not the Board of Directors of the Company determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance with Section 4.2(c), the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger.

5.3      Access to Information; Confidentiality.

(a) Upon reasonable notice the Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each party shall make available to the other party the appropriate individuals for discussion of such party's business, properties and personnel as the other party may reasonably request. No investigation pursuant to this Section 5.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

(b) Each party shall keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the terms of the confidentiality agreement, dated January 7, 1999 (collectively, the "Confidentiality Agreement"), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.10.

5.4      Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the Stockholders Agreement. The Company and Parent shall use their reasonable efforts to (i) obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications or orders (including all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith) and (ii) to furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement; provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, the Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares Company Common Stock or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates. Neither party hereto will take any action which to its Knowledge will result in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

(b) The Company and Parent shall cooperate with one another:

(i) in connection with the preparation of the Registration Statement and the Proxy Statement;

(ii) in connection with the preparation of any filing required by the HSR Act;

(iii) in determining whether any action by or in respect of, or filing with, any governmental authority, agency or official, or other third party, is required, or any actions, licenses, permits, consents, waivers, approvals, authorizations, qualifications or orders are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby; and

(iv) in seeking any actions, licenses, permits, consents, waivers, approvals, authorizations, qualifications or orders, or making any filings, furnishing information required in connection therewith or with the Registration Statement or the Proxy Statement and seeking timely to obtain any such actions, licenses, permits, consents, waivers, approvals, authorizations, qualifications or orders, or making any filings; and

(v)  in  order  to  facilitate  the  achievement  of  the  benefits   reasonably
anticipated from the Merger.

(c) The Company shall use all reasonable efforts to cause its Affiliates and other Persons to transfer and assign all rights necessary for the Company to continue to conduct its business consistent with historical operations and as currently conducted pursuant to documentation and in a manner reasonably acceptable to Parent.

5.5      Stock Options.

(a) At the Effective Time, each outstanding stock option to purchase shares of Company Common Stock (each a "Company Option") under the Plan, whether vested or unvested, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Plan immediately prior to the Effective Time (and after giving effect to the transactions contemplated hereby), except that such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(b) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by Parent under this Agreement. Parent will file as soon as practicable after the Effective Date a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable upon the exercise of the Company Options assumed by Parent pursuant to Section 5.5(a), and will use its reasonable efforts to cause such registration statement to become effective on or about the Effective Time or soon as thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Company Options.

5.6      Employee Benefits.

(a) Participation in Employee Benefits of Parent. After the Effective Time and on a schedule determined by Parent in connection with its integration of its business with that of the Company, the employees of the Company shall be eligible to participate in the employee benefit plans of Parent to the same extent as any similarly situated and geographically located employees of Parent.

(b) Benefit Plans. As of the Effective time, Parent shall (or shall cause the Surviving Corporation to) either continue the existing Employee Plans or provide (or cause the Surviving Corporation to provide) benefits to employees and former employees of the Company and its Subsidiaries that are no less favorable in the aggregate to such employees than those provided under the "Parent Benefit Plans" (as defined below) (as they may be amended from time to time) to similarly situated employees of Parent and its Subsidiaries. "Parent Benefit Plan" means any employee benefit plan, arrangement, practice, contract or agreement of any type (including but not limited to a plan described in Section 3(3) of ERISA), maintained by Parent or its Subsidiaries.

(c) Service Credit. With respect to any Employee Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting, entitlement to benefits, including for severance benefits, vacation entitlement and service awards, service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Company employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan.

(d) Compensation Contracts. Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting and other compensation contracts, arrangements, commitments or understandings ("Compensation Contracts"), in accordance with their terms, as disclosed in Section 5.6 of the Company Disclosure Schedule, each as amended to the date hereof or as contemplated hereby. Parent hereby acknowledges that the Merger will constitute a "Change in Control" for purposes of all Compensation Contracts and Employee Plans, if applicable. The provisions of this Section 5.6(d) are intended to be for the benefit of, and shall be enforceable by, each person who is a party to, a participant in or a beneficiary of any Employee Plan, contract, arrangement, commitment or understanding referred to in Section 5.6(d).

(e) Falconwood Plan. As of Closing, the Company shall (i) cause all employees of the Company to be one-hundred percent (100%) vested in their accrued benefit under The Falconwood Group Defined Benefit Pension Plan (the "Falconwood Plan"),
(ii) enter into an agreement in the form set forth in Exhibit D attached hereto (the "Falconwood Termination Agreement"), and cause the other parties to enter into such agreement, and take or cause to be taken such actions as are necessary to effectuate its withdrawal from the Falconwood Plan as a participating employer, and (iii) take or cause to be taken such actions as are necessary, including amending the Falconwood Plan if needed, to insure that the consummation of the transactions contemplated by this Agreement will result, for purposes of the Plan, in a termination of employment by the employees of the Company, thereby entitling employees of the Company to an immediate distribution of their accrued benefits under the Falconwood Plan as of Closing.

(f) Certain Notices. For notices and payments related to events occurring prior to the Closing Date, the Company shall cause Falconwood to be responsible for any notices required to be given to employees of the Company pursuant to the WARN Act, Section 4980B of the Code ("COBRA") and/or Section 402(f) of the Code ("Rollover Notice"), and for any payments or benefits required pursuant to such laws or on account of violation of any requirement of such laws.

5.7      Pooling; Tax-Free Reorganization .

(a) The Company will not Knowingly take, or Knowingly permit any controlled Affiliate of the Company to take, any actions that could prevent the Merger from being treated as a Pooling, it being understood and agreed that if Deloitte & Touche LLP, the Company's independent accountants, advises the Company that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5.7.

(b) None of Parent, Merger Sub and the Company shall take or agree to take any action or fail to take any action, except as expressly provided in this
Agreement, that is likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that any such actions, or any such failures to take any action, with respect to or in connection with the Parent Rights Agreement (other than an amendment to such agreement) shall not constitute a breach of this covenant..

(c) Parent and the Company shall cooperate and use their best efforts in obtaining the tax opinions of SASM&F, counsel to the Company, and OHS, counsel to Parent. In connection therewith, the Company, Parent and Merger Sub shall deliver to SASM&F and OHS representation letters (the "Representation Letters"), dated as of the Closing Date, in form and substance substantially identical to those agreed upon concurrently herewith by the Company, Parent and Merger Sub, on which SASM&F and OHS shall be entitled to rely in rendering their respective opinions pursuant to Sections 6.2(g) and 6.3(d); provided, however, that the failure of the Company, Parent or Merger Sub to make any statement in a Representation Letter because of an event, or a change in facts or law, in either case outside of such party's control, shall not constitute a breach of this covenant. Parent and the Company shall, and shall cause their respective subsidiaries to, take the position for all tax and accounting purposes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

5.8      Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Between the date hereof and the Effective Time, each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger,
(iii) any Litigation, relating to or involving or otherwise affecting the Company, Parent or their Subsidiaries that relates to the consummation of the Merger, (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any contract which is material to Parent or any Material Contract of the Company, and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

(c) Each of the Company and Parent will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring prior to or after the Effective Time. If any party shall fail to obtain any such consent from a third Person, such party will use all reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

5.9 Listing on the New York Stock Exchange. Parent shall use its reasonable efforts to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation, except as may be required by law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

5.11 Takeover Laws. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of antitakeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Stockholders Agreement, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby or thereby. The Company shall not take, and shall not permit any of its controlled Affiliates to take, any action which would require or permit, or could reasonably be expected to require or permit, the Company or any other Person or entity to treat Parent or Merger Sub, acting pursuant to and as permitted by this Agreement or the Stockholders Agreement, as an "interested stockholder" or "related person" with whom the Company is prevented for any period of time pursuant to Section 203 of the Delaware Law from engaging in any "business combination" or taking any action (including any charter or by-law amendment) that has the effect of rendering any such statutes applicable to Parent or any of its Subsidiaries.

5.12 Accountant's Letters. Upon reasonable notice from the other, the Company or Parent shall cause their respective independent public accountants to deliver to Parent or the Company, as the case may be, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters in connection with registration statements similar to Form S-4.

5.13 Stop Transfer. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 2.1 of the Stockholders Agreement as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Stock, and agrees to notify the transfer agent for any shares of Company Common Stock and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Stockholders Agreement.

5.14 Indemnification of Directors and Officers. Parent and Mergers Sub agree that all rights to indemnification, (if any) for acts or omissions occurring prior to the Effective time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable charter or organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

5.15 Plan Funding Status. The Company shall deliver to Parent's actuary such information prior to the Closing Date as the actuary deems necessary to accurately evaluate the funding status of Falconwood Plan.

5.16 Software Documentation. The Company shall deliver to Parent at or prior to the Effective Time copies of all material documentation relating to the use, maintenance and operation of the Software.

5.17 Subsidiary Investments. MF Investments, Corp. shall not make any investments in or purchase, directly or indirectly, any equity or debt (other than U.S. governmental obligations) or similar interest in or any interest convertible into or exercisable or exchangeable for, directly or indirectly, any equity or debt (other than U.S. governmental obligations) or similar interest in any Person.

5.18 Legends, Instructions to Transfer Agent. The Company will (i) issue or implement all the stop transfer instructions contemplated by the Related Agreements and (ii) ensure that the legends contemplated thereby are placed on certificates for Company Common Stock as contemplated by the Related Agreements, subject to the holders of such certificates complying with their obligations thereunder.

5.19 Maintenance of Designation. The Company will use reasonable efforts to maintain the Class A Company Common Stock as a designated security of the Nasdaq National Market, and will notify Parent promptly if it determines that the Class A Company Common Stock no longer satisfies the criteria required to be satisfied in order to maintain the Class A Common Stock as such a designated security or if it receives any written notice that a proceeding for termination of such designation is contemplated.

5.20 Amendment of Registration Rights Agreement. The Company will, and will use its best efforts to cause the holders of a majority-in-interest of the holders of Registrable Shares (as defined in the Registration Rights Agreement) to enter into an Amendment to the Registration Rights Agreement in substantially the form of Exhibit E attached hereto.

5.21 Company Release. Contingent upon the execution and delivery to Parent and Merger Sub of the Jarecki/Falconwood Release, immediately prior to the Effective Time, the Company shall execute and deliver to Dr. Henry G. Jarecki and the Falconwood Corporation a release in the form of Exhibit F attached hereto.

5.22 Waiver of Bonus. The Company shall use its best efforts to obtain a waiver from any officer or director of the Company with respect to any special performance bonus authorized but not paid by the Company prior to the date hereof which bonus arises in connection with action taken in respect of Litigation.

5.23 All Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use all reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   Article VI

                              CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC; and no proceedings for that purpose; and no similar proceeding in respect of the Proxy Statement shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC;

(b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

(c) New York Stock Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No Court or Governmental Authority having jurisdiction over the Company, Acquiror or Merger Sub shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement.

(e) Regulatory Approvals. All approvals and consents of applicable Governmental Authorities required to consummate the Merger shall have been received the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on the Company or the Parent, and the waiting period under the HSR Act and Foreign Competition Laws shall have expired or been terminated

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement (together with the Company Disclosure Schedule) (except for those (x) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date or only with respect to a specific period (which shall be true and correct in all material respects as of such date or with respect to such period)), with the same force and effect as if made on and as of the Effective Time, and the Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company and of each of the Subsidiaries.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Consents Obtained. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that consents or waivers with respect to those contracts and agreements have been obtained the failure to obtain which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or prevent the consummation of the Merger.

(d) Pooling of Interests. Parent shall have received a written opinion from Ernst & Young, Parent's independent public accountants, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, that the Merger, can properly be accounted for as a Pooling.

(e) Related Agreements. Each of the Related Agreements shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto immediately prior to the Effective Time shall have been taken, except (i) in the event of an impossibility of performance under any such Related Agreements by virtue of the death, disability or incapacity of any natural person who is a party to any Related Agreement prior to the Effective Time unless, when taken together, all such impossibilities of performance shall have a Material Adverse Effect, (ii) the failure of Employment Agreements with respect to any individuals other than Messrs. Jarecki, Leatherman, Slutsky and Gukeisen to be in full force and effect at the Effective Time as aforesaid shall not, in and of itself, be deemed to constitute non-satisfaction of the condition contained in this Section 6.2(e)

(f) Falconwood Termination Agreement. The Falconwood Termination Agreement shall have been executed and delivered by the parties thereto and be in full force and effect as of the Effective Time.

(g) Tax Opinion. Parent shall have received an opinion from OHS, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion and the Representation Letters, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

(h) Jarecki/Falconwood Release. Contingent upon the execution and delivery by the Company of the release described in Section 5.21, each of Dr. Henry G. Jarecki and The Falconwood Corporation shall have executed and delivered a release in the form of Exhibit G attached hereto (the "Jarecki/Falconwood Release").

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, (except for those (x) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date or only with respect to a specific period (which shall be true and correct in all material respects as of such date or with respect to such period)), with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent, with respect to Parent and the President of Merger Sub, with respect to the Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by Chief Financial Officer of Parent, with respect to Parent and the President of Merger Sub, with respect to the Merger Sub.

(c) Consents Obtained. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that consents or waivers to those contracts or agreements have been obtained, the failure to obtain which would prevent the consummation of the Merger.

(d) Tax Opinion. The Company shall have received an opinion from SASM&F, tax counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion and the Representation Letters, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their shares of Company Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

                                  Article VII

                               RELATED AGREEMENTS

7.1 Related Agreements. Simultaneously with the execution and delivery of this Agreement, the following parties are executing and delivering the following agreements, being hereinafter referred to as the "Related Agreements"), each dated as of the date hereof:

(a) Affiliate Agreements. Each of the Persons identified on Schedule 7.1(a) attached hereto is entering into an Affiliate Agreement with Parent, effective as of the Effective Time (the "Affiliate Agreement"), in the form of Exhibit H attached hereto.

(b) Employee Offer Letters. (i) Each of the Persons identified on Schedule 7.1(b) attached hereto is entering into an employment agreement with Parent, effective as of the Effective Time, in substantially the form of Exhibit I attached hereto (the "Employment Agreements") and (ii) J. Russell Leatherman is executing a personal services agreement with Parent, effective as of the Effective Time, in the form of Exhibit J attached hereto.

(c) Release Agreements. Each of the Persons identified on Schedule 7.1(c) is entering into a Release Agreement, in the form of Exhibit K attached hereto (the "Release Agreements").

(d) Assignment Agreements. Each of the Persons identified on Schedule 7.1(d) is entering into an Assignment Agreement, , in the form of Exhibit L attached hereto (the "Assignment Agreements").

(e) Stockholders Agreement. Each of the stockholders of the Company identified on Schedule 7.1(e) is entering into the Stockholders Agreement with Parent.

(f) Option Agreement. The Company is entering into the Option Agreement with Parent.

(g) Falconwood Agreement. Parent and the Falconwood Plan Trustees (as defined in the Falconwood Agreement) are entering into an agreement, in the form of Exhibit M attached hereto (the "Falconwood Agreement").

(h) Non-Competition Agreements. The Company, the Parent and each stockholder of the Company identified on Schedule 7.1(h) is entering into a Non-Competition Agreement, in the form of Exhibit N attached hereto (the "Non-Competition Agreement").

                                  Article VIII

                        TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

(b) By either Parent or the Company if the Merger shall not have been consummated by September 30, 1999; provided, however, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, then such date shall be extended to December 31, 1999; and provided, further, that the right to terminate this Agreement under this Section shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; or

(c) By either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an Order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such Order, decree or ruling has become final and nonappealable; or

(d) By either Parent or the Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company shall not have been obtained; or

(e) By Parent, if the Board of Directors of the Company or any committee thereof shall have (i) failed to recommend approval and adoption of this Agreement and the Merger by the Stockholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (ii) engaged in discussions with a third party concerning an Acquisition Proposal, (iii) failed to mail the Proxy Statement to its stockholders within a reasonable period of time after the Proxy Statement shall be available for mailing or failed to include therein such approval and recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger), (iv) made any recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, (v) upon a request by Parent, failed, as required by
Section 4.2(c)(i)(4), to reaffirm any such approval or recommendation, (vi) taken any action prohibited by Section 4.2, (vii) entered into a definitive or binding agreement with respect to a Superior Proposal, (viii) breached the Option Agreement in any material respect or (ix) resolved to or announced its intention to do any of the foregoing; or

(f) By Parent, if a third party acquires 33% or more of outstanding shares of capital stock or other equity interests of the Company or any Material Subsidiary; or

(g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and (1) there has been a breach by the Company of any of its representations and warranties hereunder such that Section 6.2(a) will not be satisfied or (2) there has been the willful breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(a) will not be satisfied, and, in both case (1) and case
(2), such breach (if curable) has not been cured within thirty (30) days after notice to the Company from Parent; or

(h) By the Company, if it is not in material breach of its obligations under this Agreement, and (1) if there has been a breach by Parent or Merger Sub of any of their respective representations and warranties hereunder such that
Section 6.3(a) will not be satisfied or (2) there has been the willful breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(a) will not be satisfied, and, in both case (1) and case (2), such breach (if curable) has not been cured within thirty (30) days after notice to Parent and Merger Sub from the Company; or

(i) By Parent, if any of the stockholders who are parties to the Stockholders Agreement shall have breached in any material respect any representation, warranty, covenant or agreement thereof and such breach has not been promptly cured after notice to any such stockholder; provided, however, that such breach shall be of the kind that denies Parent the material benefits contemplated by the Stockholders Agreement.

8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than the first sentence of Section 5.3(b), this Section 8.2 and Section
8.3 and Article IX, which shall survive such termination) will forthwith become void, and there will be no liability on the part of the Parent, the Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

8.3      Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act.

(b)      In the event that:

(i) Parent terminates this Agreement pursuant to Section 8.1(e) (other than 8.1(e)(ii)) or Section 8.1(f); or

(ii) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) hereof because of the failure to obtain the required approval from the Company stockholders and either (x) at the time of such termination or prior to the Company Stockholders' Meeting there shall have been an Acquisition Proposal (whether or not such Acquisition Proposal or any inquiry, announcement or agreement relating to such Acquisition Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting) or (y) the Company shall have entered into a binding agreement in connection with an Acquisition Proposal within twelve (12) months following termination of this Agreement, the Company shall pay to Parent, simultaneously with such termination of this Agreement referred to in clauses (i) or (ii)(x) of this Section 8.3(b) or at the time a binding agreement is entered into in connection with an Acquisition Proposal as contemplated in clause (ii)(y) of this Section 8.3(b), a fee in cash equal to $12,000,000, plus the amount of Parent Stipulated Expenses paid to Parent pursuant to Section 8.3(c) (the "Termination Fee"), which amount shall be payable by wire transfer of immediately available funds not later than two business days after the date of such termination.

(c) If this Agreement is terminated pursuant to Sections 8.1(e), 8.1(f) or 8.1(g) and provided that (i) Parent is not then in breach of its representations and warranties under this Agreement such that Section 6.3(a) of this Agreement would not be satisfied or (ii) Parent is not otherwise in material breach of its obligations under this Agreement such that Section 6.3(b) will not be satisfied, then the Company shall reimburse Parent, within three (3) business days of Parent's request therefor, for all Parent Stipulated Expenses. As used in this Agreement, the term "Parent Stipulated Expenses" shall mean those reasonable and documented out-of-pocket fees and expenses actually incurred by Parent in connection with this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby which do not exceed $2,500,000 in the aggregate.

(d) If this Agreement is terminated pursuant to Section 8.1(h) and provided that
(i) the Company is not then in breach of its representations and warranties under this Agreement such that Section 6.2(a) of this Agreement would not be satisfied or (ii) the Company is not otherwise in material breach of its obligations under this Agreement such that Section 6.2(b) will not be satisfied, then Parent shall reimburse the Company, within three (3) business days of the Company's request therefor, for all Company Stipulated Expenses. As used in this Agreement, the term "Company Stipulated Expenses" shall mean those reasonable and documented out-of-pocket fees and expenses actually incurred by the Company in connection with this Agreement and the transactions contemplated hereby which do not exceed $2,500,000 in the aggregate.

8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   Article IX

                               GENERAL PROVISIONS

9.1      Survival of Representations and Warranties.

(a) Except as set forth in Section 9.1 (b) of this Agreement, the representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

(b) The representations and warranties in this Agreement will terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII; provided, however, this Section 9.1(b) shall in no way limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement pursuant to
Article VIII.

9.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by telecopier, with confirmation as provided above addressed as follows:

(a)      If to Parent or Merger Sub:

                                    America Online, Inc.
                                    22000 AOL Way
                                    Dulles, Virginia  20166
                                    Telecopier: (703) 265-0006
                                    Attention:     Donn M. Davis
                                                   Senior Vice President,
                                                   Business Development

                                    With copies to:

                                    America Online, Inc.
                                    22000 AOL Way
                                    Dulles, Virginia  20166
                                    Telecopier:(703) 265-2208
                                    Attention: General Counsel

                                    and

                                    Orrick, Herrington & Sutcliffe LLP
                                    666 Fifth Avenue
                                    New York, New York 10103
                                    Telecopier: (212) 506-5151
                                    Attention:     Martin H. Levenglick, Esq.

(b)      If to the Company:

                                    MovieFone, Inc.
                                    355 Madison Avenue
                                    New York, New York  10017
                                    Telecopier: (212) 450-8025
                                    Attention:        Adam Slutsky

                                    With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Telecopier: (212) 735-2000
                                    Attention:  Morris J. Kramer, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally recognized overnight courier, on the next business day after the date when sent (c) in the case of facsimile transmission or telecopier, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

9.3 Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule each shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any Section of a party's Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other Section of the Disclosure Schedule, be deemed to be disclosed with respect to such sections.

9.4      Certain Definitions.  For purposes of this Agreement, the term:

(a) "Affiliates" means Persons that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 5% or more;

(b) "Balance Sheet" means the balance sheet of the Company contained in the Company's Form 10-Q for the quarter ended September 30, 1998.

(c) "beneficial owner" with respect to any shares of Company Common Stock, means a Person who shall be deemed to be the beneficial owner of such shares which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding or which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

(d) "Code" means the U.S. Internal Revenue Code of 1986, as amended.

(e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

(g) "Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers.

(h) "Intellectual Property" means trademarks, service marks, trade names, URLs and Internet domain names and applications therefor (and all interest therein), designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); computer programs and other computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing (collectively, "Trade Secrets"), used in or necessary for the conduct of Company's and each of its Subsidiaries' business as currently conducted or contemplated to be conducted.

(i) "Knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, or (b) a prudent individual in such individual's position could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable (for an individual in such individual's position to undertake) investigation concerning the existence of such fact or other matter and (ii) in the case of an entity (other than an individual) such entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(j)  "Law"  means  all  laws,  statutes,   ordinances  and  Regulations  of  any
Governmental Authority;

(k) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common laws liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

(l) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator;

(m) "Material Adverse Effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, financial condition or results of operations of the (1) Company and its Subsidiaries, taken as a whole when such term is used in relation to the Company and/or the Subsidiaries or (2) the Parent and its Subsidiaries, taken as a whole, when such term is used in relation to the Parent.

(n) "Merger Shares" means shares of Parent Common Stock issued in exchange for shares of Company Common Stock pursuant to the Merger in accordance with Article I of this Agreement.

(o) "Order" will mean any judgment, order or decree of any Court or Governmental Authority.

(p) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(q) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

9.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.7 Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.11 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby will be governed by and construed in accordance with the Laws of the State of Delaware (exclusive of conflicts of law principles). Courts within the State of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to the jurisdiction of such Courts or in the State of Delaware other than for such purpose. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim (i) that such party is not personally subject to the jurisdiction of such Courts, (ii) that such party and such party's property is immune from any legal process issued by such Courts or (iii) for forum non conveniens.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                [Remainder of this page intentionally left blank]


                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       AMERICA ONLINE, INC.


                                       By  /s/Donn M. Davis
                                         Name:  Donn M. Davis
                                         Title: Senior Vice President,
                                                Business Development


                                       MF ACQUISITION CORPORATION


                                       By  /s/Donn M. Davis
                                         Name:  Donn M. Davis
                                         Title: President


                                       MOVIEFONE, INC.


                                       By /s/Andrew Jarecki
                                         Name:  Andrew Jarecki
                                         Title: Chief Executive Officer

                      LIST OF EXHIBITS TO MERGER AGREEMENT

EXHIBIT A                  Stockholders Agreement
EXHIBIT B                  Stock Option Agreement
EXHIBIT C                  Certificate of Merger
EXHIBIT D                  Falconwood Termination Agreement
EXHIBIT E                  Registration Rights Agreement
EXHIBIT F                  Company Release
EXHIBIT G                  Jarecki/Falconwood Release
EXHIBIT H                  Affiliate Agreement
EXHIBIT I                  Employment Agreements
EXHIBIT J                  Personal Services Agreement
EXHIBIT K                  Release Agreements
EXHIBIT L                  Assignment Agreements
EXHIBIT M                  Falconwood Agreement
EXHIBIT N                  Non-Competition Agreements

                      LIST OF SCHEDULES TO MERGER AGREEMENT

Section 2.1(b)       Subsidiaries and other equity interests
Section 2.3          Contractual Registration Rights
Section 2.3(a)       Shares Reserved got Future Issuance; Arrangements
                     Concerning Company Stock
Section 2.5          Consents
Section 2.6(a)       Material Agreements
Section 2.6(b)       Teleticketing agreements.
Section 2.7(a)       SEC Reports
Section 2.8(a)       Events since September 30, 1998
Section 2.8(b)       Accounting Changes and certain other events since
                     September 30, 1998
Section 2.10         Litigation
Section 2.11 (a)     Employee Benefit Plans
Section 2.11 (b)     Compliance with ERISA
Section 2.11(d)      Company affiliates holding options, warrants or other
                     rights to purchase Stock
Section 2.11 (e)     Outstanding Stock Options
Section 2.12         Labor Matters
Section 2.14         Restrictions on Business Activities
Section 2.15         Real Property
Section 2.16         Certain Tax Matters
Section 2.19(a)      Intellectual Property
Section 2.19(b)      Intellectual Property License Agreements
Section 2.19 (c)     Royalties
Section 2.19(d)(iv)  Intellectual Property Litigation
Section 2.19 (d)(v)  Intellectual Property Claims
Section 2.19(e)(i)   Software which is owned or licensed
Section 2.19(e)(ii)  Software which is sold or leased
Section 2.19 (i)     Exceptions to "other Matters" contained in the Company's
                     Quarterly Report for the
                     Period ended September 30, 1998.
Section 2.20         Insurance Policies
Section 2.23         Affiliates
Section 2.25         Interested Party Transactions
Section 4.1(f)       Compensation Increases and Bonuses.
Section 5.6          Compensation Contracts
Schedule 7.1(a)      Persons entering into Affiliate Agreements
Schedule 7.1(b)      Persons entering into Employment Agreements
Schedule 7.1(c)      Persons/entities entering into Releases
Schedule 7.1(d)      Persons/entities entering into Assignment Agreements
Schedule 7.1(e)      Stockholders entering into a Stockholders Agreement with
                     Parent
Schedule 7.1(h)      Stockholders entering into a Non-Competition Agreement

All of the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                                                      EXHIBIT A


                                                   STOCKHOLDERS AGREEMENT,
                                                   dated as of February 1,1999
                                                   (this "Agreement"), by and
                                                   among AMERICA ONLINE, INC.,
                                                   a Delaware   corporation
                                                   ("Acquiror"),  and each of
                                                   the parties identified on
                                                   Schedule A hereto
                                                   (individually a "Stockholder"
                                                   and collectively  the
                                                   "Stockholders").

                  WHEREAS,  MovieFone, Inc., a Delaware corporation ("Company"),
Acquiror and MF Acquisition Corporation, a Delaware corporation and a newly formed wholly owned direct subsidiary of Acquiror ("Newco"), have contemporaneously with the execution of this Agreement, entered into an Agreement and Plan of Merger dated as of February 1, 1999 (the "Merger Agreement") which provides, among other things, that Newco shall be merged (the "Merger") with and into the Company pursuant to the terms and conditions thereof; and

                  WHEREAS, as an essential condition and inducement to Acquiror to enter into the Merger Agreement and in consideration therefor, the undersigned Stockholders and the Acquiror have agreed to enter into this Agreement; and

                  WHEREAS, as of the date hereof, the Stockholders own of record the shares of Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, of the Company (collectively, the "Company Common Stock") set forth opposite their respective names on Schedule A hereto and desire to enter into this Agreement with respect to such shares of Company Common Stock; and

                  WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   Article 1

                                Voting of Shares

1.1 Stockholders Agreement. Each Stockholder hereby agrees to (a) appear, in person or by proxy, or cause the holder of record on any applicable record date (the "Record Holder") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof, including those at which matters relating to the Merger, the Merger Agreement or any transaction contemplated thereby are considered, and (b) vote, or cause the Record Holder to vote, in person or by proxy, or to the extent written consents are solicited, execute and deliver written consents with respect to, all of the shares of the Company Common Stock owned by Stockholder, or with respect to which such Stockholder has voting power or control, and all of the shares of Company Common Stock which shall, or with respect to which voting power or control shall, hereafter be acquired by such Stockholder (collectively, the "Shares") in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.


1.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the
Stockholders, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

1.3 Evaluation of Investment. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of common stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock"), contemplated by the Merger Agreement.

1.4 Documents Delivered. Each Stockholder acknowledges receipt of copies of the following documents:

     (a) the Merger Agreement and all Annexes thereto;

     (b) the Option Agreement

     (c) Acquiror's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

     (d) Acquiror's Proxy Statement dated September 28, 1998; and

     (e) each report filed with the Securities and Exchange Commission by the Acquiror on Forms 8-K and 10-Q since June 30, 1998.

Each Stockholder also acknowledges that he possesses the information relating to the Company which he deems relevant to his investment in the Acquiror Common Stock should the Merger be consummated.

1.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case which is inconsistent with such Stockholder's obligations pursuant to this Agreement.

                                   Article 2

                                    Transfer

2.1 Transfer of Title. (a) Each Stockholder hereby covenants and agrees that such Stockholder will not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or voluntarily dispose of any Shares, options to purchase Company Common Stock ("Options") or any other securities or rights ("Rights") convertible into or exchangeable for shares of Company Common Stock, owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Acquiror (provided nothing contained herein will be deemed to restrict the exercise of Options), unless the Person to whom Shares or Options have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees in writing in advance to be bound by this Agreement as if a party hereto.

                   (b) Each Stockholder hereby agrees and consents to the entry of stop transfer instructions by the Company against the transfer of any Shares in a manner not consistent with the terms of Section 2.1(a) hereof and acknowledges and agrees that each certificate representing any Shares shall bear the following legend:

                  This certificate and the shares represented hereby are subject to certain limitations on transfer and certain voting restrictions set forth in the Stockholders Agreement dated as of February 1, 1999 by and among America Online, Inc. and the parties identified in Schedule A thereto (a copy of which is available for inspection at the offices of MovieFone, Inc.), and any transferee of this certificate or any of the shares represented hereby shall be bound by the provisions thereof.

As soon as practicable after the execution and delivery of this Agreement (and in no event more than three (3) Business Days thereafter), each Stockholder shall surrender each certificate representing any of such Shares to the Company in exchange for one or more certificates representing such Shares bearing the foregoing legend.

                                   Article 3

                 Representations and Warranties of Stockholders

          Each Stockholder hereby severally and not jointly represents and warrants to Acquiror, as follows:

3.1 Authority Relative to Agreement. In the case of any Stockholder that is a corporation, partnership or trust, such Stockholder is duly organized, formed or created under the laws of the jurisdiction of its organization, formation or creation. Such Stockholder, in the case of any individual, is competent and, in the case of any Stockholder that is a corporation, partnership or trust has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. In the case of any Stockholder that is a corporation, partnership or trust, all necessary corporate, partnership or trust action on behalf of such Stockholder has been taken to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

3.2 No Conflict. The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares, Options or Rights pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound or to which the Shares, Options or Rights are subject or by which they are affected and in the case of any Stockholder that is a corporation, partnership or trust, the applicable organizational documents or trust agreement.

3.3 Title to the Shares. The Shares, Options and Rights held by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements (except that, in the case of any Stockholder that is a trust, the Shares, Options or Rights held by such Stockholder are held for the benefit of the beneficiaries of the applicable trust pursuant to the terms of the applicable trust agreement), limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and such Stockholder has not appointed or granted any proxy, which appointment or grant remains effective, with respect to the Shares, Options or Rights.

                                   Article 4

                                  Miscellaneous

4.1 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement, each Stockholder shall not (whether directly or indirectly through advisors, agents or other intermediaries) (a) solicit, initiate or encourage any Acquisition Proposal or
(b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries to any Person that has made an Acquisition Proposal or has advised the Stockholder, or to his Knowledge, any other Stockholder or the Company, that such Person is interested in making an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Section 4.1 shall restrict any Stockholder from fulfilling its legal or fiduciary duties arising by reason of such Stockholder's capacity as an officer or director of the Company or as a trustee of a trust, in each case, acting in such capacity; provided, however, that in no event shall such Stockholder fail to perform its obligations under Section 1.1 of this Agreement.

4.2  Termination.  This Agreement  shall terminate upon the earliest to occur of
(a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

4.3 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

4.4 Successors and Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. If any Stockholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Options or Rights, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Agreement. Without limiting the foregoing, each Stockholder specifically agrees that the obligations of such Stockholder hereunder shall not be terminated by death or incapacity of the Stockholder.

4.5 Entire Agreement. This Agreement, together with the Affiliate Agreements, in the form attached as Exhibit H to the Merger Agreement, if and to the extent entered into by each of the Stockholders and Acquiror, constitutes the entire agreement among Acquiror and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Acquiror and the Stockholders with respect to the subject matter hereof. 4.6 Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This
Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

4.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

4.8 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a wavier of any prior or subsequent breach of the same or any other provision hereunder.

4.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.10 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or be registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

                           (a)      If to a Stockholder:

                                    At the address set forth opposite such
                                    Stockholder's name on Schedule A hereto


                           (b)      If to Acquiror or Newco:

                                    America Online, Inc.
                                    Attention:
                                    Telecopier:
                                    E-mail:

                                    With a copy to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    666 Fifth Avenue
                                    New York, New York  10103
                                    Attention:  Martin H. Levenglick
                                    Telecopier:  (212) 506-5151
                                    E-mail:  Levenglick@aol.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted.

4.11 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  (b) Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York, and any appellate court from such court, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this shall affect any right that Acquiror or Newco may otherwise have to bring any action or proceeding relating to this Agreement against any Stockholder or its properties in the courts of any jurisdiction.

                  (c) Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of forum non conveniens to the maintenance of such action or proceeding in any such court.

                  (d) Each Stockholder hereby irrevocably appoints and designates CT Corporation System, whose address is 1633 Broadway, New York, NY 10019, or any other person having and maintaining a place of business in the State of New York whom the Parent or Newco may from time to time hereafter designate (having given 30 days' notice thereof to the Acquiror and Newco), as the true and lawful attorney and duly authorized agent for acceptance of service of legal process from Acquiror and Newco. Without prejudice to the foregoing, each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

4.12 Definitions. Capitalized terms used and not defined herein shall have the meaning set forth in the Merger Agreement.

4.13 Obligations of Stockholders. Except as provided in Article 3 and Section 4.16, the obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Stockholder.

4.14 Officers and Directors. No person who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by any Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

4.15 Interpretation. The parties have participated jointly in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Agreement.

4.16 Expenses. If the Merger Agreement is terminated pursuant to Section 8.1(i) as a result of a breach by one or more parties to this Agreement, then each party in breach of this Agreement jointly and severally agrees to reimburse Parent, within five (5) business days of Parent's request therefor, for all Parent Stipulated Expenses and all fees and expenses incurred in connection with the enforcement or realization of Acquiror's rights and remedies hereunder.

                [Remainder of this page intentionally left blank]

                     COUNTERPART SIGNATURE PAGE TO THE
               STOCKHOLDERS AGREEMENT DATED AS OF FEBRUARY 1, 1999

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first written above.

                                           AMERICA ONLINE, INC.


                                           By:/s/Donn Davis
                                              Name:Donn Davis
                                              Title:Senior Vice President,
                                                    Business Development

                        COUNTERPART SIGNATURE PAGE TO THE
               STOCKHOLDERS AGREEMENT DATED AS OF FEBRUARY 1, 1999

STOCKHOLDER:

TIMBER NATION TRUST #1                             THE TIMBER TOP TRUST


By:/s/Henry G. Jarecki                             By:/s/Henry G. Jarecki
   Name:Henry G. Jarecki                              Name:Henry G. Jarecki
   Title:Trustee                                      Title:Trustee

THE TIMBER FALLS TRUST                             THE TIMBER EDGE TRUST


By:/s/Henry G. Jarecki                             By:/s/Henry G. Jarecki
   Name:Henry G. Jarecki                              Name:Henry G. Jarecki
   Title:Trustee                                      Title:Trustee

                                                   THE TIMBER ACRES TRUST


/s/Thomas A. Jarecki                               By:/s/Henry G. Jarecki
THOMAS A. JARECKI                                     Name:Henry G. Jarecki
                                                      Title:Trustee

                                                   THE TIMBER ACRES TRUST II


/s/Andrew R. Jarecki                                 By:/s/Andrew R. Jarecki
ANDREW R. JARECKI                                       Name:Andrew R. Jarecki
                                                        Title:Trustee


/s/Eugene D. Jarecki                               /s/Robert Gukeisen
EUGENE D. JARECKI                                  ROBERT GUKEISEN


/s/J Russell Leatherman                            /s/Divonne Jarecki
J. RUSSELL LEATHERMAN                              DIVONNE JARECKI


                                                   /s/Adam Slutsky
                                                   ADAM SLUTSKY

                        COUNTERPART SIGNATURE PAGE TO THE
               STOCKHOLDERS AGREEMENT DATED AS OF FEBRUARY 1, 1999


JARFAM L.P.                                 THE JEF LIMITED PARTNERSHIP

By:  AIROLG, INC., its General Partner      By:  THE RAPMIL CORPORATION,
                                                 its General Partner


By: /s/Stanley A. Lefkowitz                 By: /s/Stanley A. Lefkowitz
    Name:Stanley A. Lefkowitz                   Name:Stanley A. Lefkowitz
    Title:Vice President                        Title:Vice President

FALCONWOOD FOUNDATION, INC.


By:/s/Henry G. Jarecki
     Name:Henry G. Jarecki
     Title:Director

By:/s/Andrew R. Jarecki
     Name:Andrew R. Jarecki
     Title:Director

By:/s/Stanley A. Lefkowitz
     Name:Stanley A. Lefkowitz
     Title:Director

                                   Schedule A

Stockholder                   Number of Shares of MovieFone, Inc.
                              Common Stock Beneficially Owned

Falconwood Foundation         75,000 shares of Class A Common Stock


Robert Gukeisen               366,410 shares of Class A Common Stock


Andrew R. Jarecki             Zero (0) shares of Class A Common Stock


Divonne Jarecki               3,990 shares of Class A Common Stock


Eugene D. Jarecki             84,560 shares of Class A Common Stock


Thomas A. Jarecki             161,350 shares of Class A Common Stock


J. Russell Leatherman         166,105 shares of Class A Common Stock


Adam Slutsky                  105,280 shares of Class A Common Stock


Timber Nation Trust #1        139,860 shares of Class B Common Stock


The Timber Edge Trust         1,266,410 shares of Class B Common
                              Stock


The Timber Falls Trust        75,000 shares of Class A Common Stock
                              3,434,280 shares of Class B Common Stock


The Timber Acres Trust        956,840 shares of Class B Common Stock


The Timber Acres Trust II     1,422,770 shares of Class A Common Stock


The Timber Top Trust          1,156,620 shares of Class B Common Stock


JARFAM L.P.                   197,267 shares of Class A Common Stock


The JEF Limited Partnership   166,043 shares of Class B Common Stock


                                                                      EXHIBIT B


                                                              STOCK       OPTION
                                                     AGREEMENT             (this
                                                     "Agreement"),  dated  as of
                                                     February  1, 1999,  between
                                                     MOVIEFONE, INC., a Delaware
                                                     corporation            (the
                                                     "Company"),   and   AMERICA
                                                     ONLINE,  INC.,  a  Delaware
                                                     corporation ("Grantee").

                  WHEREAS, the Company, Grantee and MF Acquisition Corporation, a Delaware corporation and a newly formed wholly owned direct subsidiary of Grantee ("Newco"), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of February 1, 1999 (the "Merger Agreement") which provides, among other things, that Newco shall be merged with and into the Company pursuant to the terms and conditions thereof; and

                  WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined);

                  WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Grant of Option. The Company hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 6,186,762 shares (such shares being referred to herein as the "Option Shares") of fully paid and nonassessable Class A Common Stock, par value $0.01 per share, of the Company ("Class A Company Common Stock"), which number of shares the Company hereby represents and warrants is the number of shares of Class A Common Stock that has voting power equal to approximately fifteen percent (15%) of the voting power of the shares of Class A Company Common Stock and Class B Common Stock, par value $0.01 per share, of the Company ("Class B Company Common Stock" and, together with Class A Company Common Stock, "Company Common Stock") issued and outstanding (before giving effect to the exercise of the Option) as of the date hereof, at a purchase price of $29.25 per share, as adjusted in accordance with the provisions of Section 8 of this Agreement (such price, as adjusted if applicable, the "Option Price"). In addition, Grantee may elect to purchase Option Shares issuable and pay some or all of the total Option Price payable upon an exercise of this Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing the (i) total Option Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value, as determined below, per share of Class A Company Common Stock as of the Option Closing Date (as defined below) over the per share Option Price. The Fair Market Value per share of Class A Company Common Stock shall be (i) if the Class A Company Common Stock is listed on the Nasdaq National Market, national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the last reported sale price per share of Class A Company Common Stock thereon on the Option Closing Date, or if no such price is reported on such date, such price on the next preceding business day for which such price is reported, or (ii) if the Class A Company Common Stock is not listed on the Nasdaq National Market, national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the amount determined in good faith by the Board of Directors of the Company to represent the value per share the Class A Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming the absence of unusual market conditions and no premium for control or discount for minority interests, illiquidity or restrictions on transfer).

2. (a) Exercise of Option. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e) hereof) on or prior to the last date of the one (1) year period following such Triggering Event (the "Option Expiration Date"). The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date or an Option Termination Event.

(b) Triggering Events. The term "Triggering Event" shall mean the occurrence of the earliest date, if any, upon or after termination of the Merger Agreement on which Grantee shall have the unconditional right to receive the Termination Fee pursuant to Section 8.3(b) of the Merger Agreement.

(c) Option Termination Events. The term "Option Termination Event" shall mean any of the following events:

(i)      the Effective Time; or

(ii) the termination of the Merger Agreement other than under circumstances which constitute (or upon satisfaction of the condition to payment of the Termination Fee set forth in Section 8.3(b)(ii)(y) of the Merger Agreement would constitute) a Triggering Event under this Agreement; or

(iii) the occurrence of the date which is eighteen (18) months after termination of the Merger Agreement under circumstances which, if the condition to payment of the Termination Fee set forth Section 8.3(b)(ii)(y) of the Merger Agreement were satisfied, would constitute a Triggering Event under this Agreement unless such a Triggering Event resulting from the satisfaction of such conditions has occurred prior to such date.


Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

(d) Notice of Triggering Event. The Company shall notify Grantee in writing as promptly as practicable following its becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred and that the failure to give such notification shall not itself be deemed to be a breach of this Agreement for purposes of Section 8.1(e)(viii) of the Merger Agreement.

(e) Notice of Exercise; Closing. In the event that Grantee is entitled to and desires to exercise the Option, it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") indicating that Grantor is exercising the Option and specifying (i) the total number of Option Shares that it will purchase pursuant to such exercise, (ii) whether the Option Price will be paid in cash or by surrender of a portion of the Option and (iii) a place and date not earlier than three (3) Business Days and not later than ten (10) Business Days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable Order, the period of time that otherwise would run pursuant to this Section shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

(f) Purchase Price. At the Option Closing, if the Option Price will be paid in cash, Grantee shall pay to the Company the aggregate Option Price in immediately available funds by wire transfer to a bank account designated by the Company; provided that the failure by Grantee to effect such a wire transfer because of a failure or refusal of the Company to designate such a bank account shall not relieve the Company of its obligations under Section 2(g) at the Option Closing.

(g) Issuance of Option Shares. At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof if the Option Price will be paid in cash and surrender of this Agreement to the Company, the Company shall deliver to Grantee a certificate or certificates representing the number of Option Shares purchased by Grantee and, if the Option shall have been exercised in part only and the entire remaining portion of the Option shall not have been surrendered to pay the Option Price, a new agreement in the form of this Agreement evidencing the rights of Grantee to purchase the balance of the Option Shares purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Class A Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any stockholder rights agreement or similar agreement of the Company then in effect.

(h) Legend. Certificates for Option Shares delivered at an Option Closing may be endorsed with a restrictive legend that shall read substantially as follows:

                  The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended.

It is understood and agreed that the reference to the resale restrictions of the Securities Act, in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

(i) Record Grantee; Expenses. Upon the delivery by Grantee to the Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds or the requisite portion of the Option, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Grantee or the Company may have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee.
Grantee shall pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee and any filing fees and other expenses arising from compliance by Grantee pursuant to the HSR Act.

(j) Consents. The obligation of the Company to issue Option Shares to Grantee hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, each party will use its reasonable efforts to satisfy all such conditions to closing, so that an Option Closing may take place as promptly as practicable; provided that neither the Company nor Grantee nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

3. Evaluation of Investments. Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased pursuant to this Agreement (collectively the "Option Securities"). The Company, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in any Grantee Common Stock.

4. Documents Delivered. Grantee acknowledges receipt of copies of the following documents:

(a)The Company's Annual Report on Form 10-K for the year ended December 31,1997;

(b) The Company's Proxy Statement for the 1998 annual meeting of the Company's stockholders;

(c) The Company's Quarterly Reports on Form 10-Q filed since December 31, 1997; and

(d) Current Reports on Form 8-K filed since December 31, 1997.

5. Investment Intent. Grantee represents and warrants that it is entering into this Agreement and is acquiring and/or will acquire the Option Securities for its own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable Law. The Company represents that, if it obtains any securities of Grantee pursuant to this Agreement, it will acquire them for its own account and not with a view to resale or distribution of any such securities.

6. Reservation of Shares. The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Class A Company Common Stock (or Other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Class A Company Common Stock (or Other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Class A Company Common Stock (or Other Option Securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Company; and (iii) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Class A Company Common Stock (or Other Option Securities) pursuant hereto.

7. Division of Option; Lost Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares (or Other Option Securities) purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new agreement of like tenor and date.

8. Adjustment Upon Changes in Capitalization. The number of Option Shares purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 8.

(a) Additional Shares Adjustment. Excluding issuances contemplated by Section 8(b), in the event that any additional shares of Company Common Stock are issued, the number of shares of Class A Company Common Stock subject to the Option will be adjusted so that, immediately after such issuance and giving effect thereto, such number constitutes the same percentage of the number of shares of Company Common Stock issued and outstanding as the number of shares of Class A Common Stock subject to the Option immediately prior to such issuance constitutes as a percentage of the number of shares of Company Common Stock issued and outstanding immediately prior to such issuance.

(b) Transaction Adjustment. In the event of any change in Class A Company Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the Option Shares purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities (any such shares or other securities referred to herein as "Other Option Securities") or property (including cash) that Grantee would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

(c) Option Price Adjustment. Whenever the number of shares of Option Shares subject to this Option are adjusted pursuant to Section 8(a) or (b), the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of Option Shares purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of Option Shares purchasable under the Option immediately after the adjustment.

(d)  Substitute  Option.  In the event that the Company enters into an agreement
(i) to consolidate with or merge into any Person, other than Grantee or one of its subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Class A Company Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, otherwise be adjusted as appropriate.

9. Registration Rights. The Company will, if requested by Grantee at any time and from time to time within three (3) years after a Triggering Event (the "Registration Period"), as expeditiously as possible prepare and file up to two
(2) registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option ("Registrable Securities") in accordance with the method of sale or other disposition contemplated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use its best efforts to qualify such Option Shares under any applicable Blue Sky Law. The Company will use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of nine (9) months from the day such registration statement first becomes effective as may be reasonably necessary to allow Grantee to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or would be in any way prohibited by law. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect of Option Shares to be sold by Grantee and the fees and disbursements of Grantee's counsel. Grantee will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm commitment underwriting, it will, in addition to the Company's other obligations under this Section 9, allow Grantee the right to participate in such registration provided that Grantee participates in the underwriting; provided, further, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock (or other securities) requested to be included in such registration exceeds the number which it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all shares of Class A Company Common Stock to be sold by the Company, include the shares of Class A Company Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Company Common Stock intended to be included therein) with the shares of Company Common Stock intended to be included therein by Persons other than the Company and Persons to whom the Company owes a contractual obligation not to make such a reduction. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and Grantee will provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act will be counted. The registration rights granted under this Section 9 are subject to and are limited by any registration rights previously granted by the Company and Grantee acknowledges the registration rights granted under this Section 9 shall be construed subject to any such limitations.

10.      Repurchase of Option and Option Shares.

(a) Repurchase Offer. Upon the occurrence of any Repurchase Event (as defined herein), the Company shall (i) deliver an offer (an "Option Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Competing Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the maximum number of Option Shares for which the Option may then be exercised by Grantee, and (ii) deliver an offer (an "Option Share Repurchase Offer") to repurchase any Option Shares held by Grantee at a price (the "Option Share Repurchase Price") equal to the Competing Transaction Price multiplied by the number of Option Shares then held by Grantee, each of which offers shall not be revoked, and may be accepted by Grantee upon delivery of a written notice to the Company, at any time prior to the first to occur of the Option Expiration Date and the Option Termination Date. Any such notice shall specify a date on which the repurchase of the Option and/or Option Shares shall occur not earlier than three (3) Business Days and not later than ten (10) Business Days after the date on which such notice is delivered. The term "Competing Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Class A Company Common Stock paid to the holders thereof upon the consummation of a Competing Transaction or, in the event of a Competing Transaction by way of a sale of assets of the Company, the Fair Market Value of a share of Class A Company Common Stock determined as of the fourth trading day following the announcement of such sale. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the Merger): (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Material Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 50% or more (by voting power) of the outstanding capital stock of the Company or such Material Subsidiary (except for the issuance of shares of Company Common Stock pursuant to employee stock options granted under the Plan and outstanding on the date of this Agreement or the issuance of the Option to Parent) or (ii) any tender or exchange offer after consummation of which, any Person, together with all Affiliates thereof, beneficially owns shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 50% or more (by voting power) of the outstanding capital stock of the Company or such Material Subsidiary, or
(iii) the acquisition, license, purchase or other disposition of a substantial portion of the technology, business or assets of the Company or any Material Subsidiary. If the consideration paid or received in the Competing Transaction shall be other than in cash, the per share value of such consideration (on a fully diluted basis) shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

(b) Repurchase Request. Upon the occurrence of a Repurchase Event and whether or not the Company shall have made an Option Repurchase Offer or Option Share Repurchase Offer under Section 10(a), at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Termination Date, the Company (i) shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) shall repurchase such number of the Option Shares (to the extent clearly identifiable as such) from Grantee as Grantee shall designate at the Option Share Repurchase Price.

(c) Repurchase Procedures. Grantee may (i) accept the Company's Option Repurchase Offer or Option Share Repurchase Offer under Section 10(a) or (ii) exercise its right to require the Company to repurchase the Option or any Option Shares, as the case may be, pursuant to Section 10(b) by a written notice or notices stating that Grantee elects to accept such offer or to require the Company to repurchase the Option or the Option Shares in accordance with the provisions of this Section 10. As promptly as practicable, and in any event within five (5) Business Days, after the surrender to the Company of this Agreement or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 10(c), the Company shall deliver or cause to be delivered to Grantee the Option Repurchase Price or the Option Share Repurchase Price, as the case may be.

(d) Regulatory Approvals. The Company hereby undertakes to use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 10. Nonetheless, to the extent that the Company is prohibited under applicable Law from repurchasing the Option or any Option Shares in full, the Company shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is required to deliver pursuant hereto and that it is no longer prohibited from delivering, within five (5) Business Days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a notice of repurchase pursuant to Section 10(b) hereof is prohibited under applicable Law, from delivering to Grantee the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee may revoke its notice of repurchase of the Option or the Option Shares, respectively, either in whole or in part whereupon, in the case of a revocation in part, the Company shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price or the Option Share Repurchase Price that the Company is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, to Grantee either (A) a new agreement evidencing the right of Grantee to purchase that number of shares of Class A Company Common Stock equal to the number of shares of Class A Company Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Class A Company Common Stock covered by the portion of the Option repurchased or (B) a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by the Company described in the second sentence of this Section 10(d), or shall be scheduled to occur at any time after an Option Repurchase Request Date or valid acceptance of the Company's Option Repurchase Offer but before the expiration of a period ending on the thirtieth day after such notice date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such thirty (30) day period.

(e) Definition. The term "Repurchase Event" shall mean the occurrence of any Triggering Event followed by the consummation of a Competing Transaction.

(f) Representations. In connection with any purchase and sale of the Option or the Option Shares pursuant to this Section 10, Grantee will be required to represent and warrant to the Company that such Person is the owner of the Option and/or Option Shares being purchased, free and clear of all adverse claims and that such Person will deliver good title to such Option and/or Option Shares to the Company, free and clear of all adverse claims, upon consummation of any purchase and sale pursuant to this Section 10.

11. Extension of Time for Regulatory Approvals. The periods related to exercise of the Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

12. Representations and Warranties of the Company. The Company hereby represents and warrants to Grantee as follows:

(a)  Authority,  etc.  The Company has full  corporate  power and  authority to
execute  and  deliver  this  Agreement  and  to  consummate   the   transactions
contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(b) Corporate Action. The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Class A Company Common Stock equal to the maximum number of shares of Class A Company Common Stock at any such time and from time to time issuable hereunder, and all such shares of Class A Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all Liens created by the Company and not subject to any preemptive rights.

(c) No Conflict. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not, conflict with or result in any violation pursuant to any provisions of the certificate of incorporation or bylaws of the Company or any Subsidiary of the Company, or of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, contractual obligation, instrument, permit, concession, franchise or license applicable to the Company or any Subsidiary of the Company or their respective properties or assets, except for any such conflict or violation that would not, either individually or in the aggregate, have or be a Material Adverse Effect.

(d) Anti-takeover Statutes. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter provision containing change of control or anti-takeover provisions.

13. Assignment. The Company may not assign any of its rights or obligations under this Agreement to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement to any other Person, except that Grantee may assign its rights hereunder to any Affiliate of Grantee and may assign its rights hereunder to any Person after the occurrence of a Triggering Event.

14. Listing. If Class A Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on The Nasdaq National Market (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Class A Company Common Stock or Other Option Securities to be acquired upon exercise of the Option on The Nasdaq National Market (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

15. Application for Regulatory Approval. Each of Grantee and the Company will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Class A Company Common Stock issuable hereunder on the Nasdaq National Market of The Nasdaq Stock Market, Inc. upon official notice of issuance; provided that neither the Company nor Grantee nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

16. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

18. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

22. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

23. Further Assurances. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by Law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                    MOVIEFONE, INC.


                                                    By:/s/Andrew R. Jarecki
                                                    Name:Andrew R. Jarecki
                                                    Title:C.E.O.


                                                    AMERICA ONLINE, INC.


                                                    By:/s/Donn Davis
                                                    Name:Donn Davis
                                                    Title:Senior Vice President,
                                                          Business Development